Exhibit 3.2

CERTIFICATE OF DESIGNATION

ESTABLISHING SERIES OF PREFERRED STOCK

OF

CUBIC ENERGY, INC.

Pursuant to the provisions of Section 21.155 of the Texas Business Organizations Code, Cubic Energy, Inc., a Texas corporation (the “Corporation”), does hereby certify that the following resolution was adopted and approved by the Board of Directors of the Corporation as of November 20, 2009 for the purpose of establishing and designating a series of preferred stock and fixing and determining the rights and preferences thereof:

“RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation, and in accordance with the provisions of its Certificate of Formation, as amended, a series of preferred stock (“Preferred Stock”), with a par value of $0.01 per share, of the Corporation be and hereby is established and given the distinctive designation of Series A Convertible Preferred Stock (“Series A Convertible Preferred Stock”). Such Series consists of one hundred sixty-five thousand (165,000) shares with the following relative rights and preferences:

1.             Dividends. Beginning on the date of issuance, holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, from funds legally available for the declaration of dividends, cumulative dividends equal to eight percent (8%) per share per annum, multiplied by $100.00, which is the original issue price per share of the Series A Convertible Preferred Stock (the “Stated Value”).  Accrued dividends with respect to each share of Series A Convertible Preferred Stock shall accrue and become payable, in cash or in shares of Series A Convertible Preferred Stock (valued at the Stated Value), at the Corporation’s option, quarterly on January 1, April 1, July 1 and October 1 of each year during which shares of Series A Convertible Preferred Stock are outstanding, or the first business day after any of the foregoing dates if such date falls on a Saturday, Sunday or a day on which the Federal Reserve Bank of Dallas, Texas, is permitted or required to be closed.  During such time as any Series A Convertible Preferred Stock is outstanding, the Corporation shall not declare or pay any dividend on shares of the Corporation’s Common Stock (“Common Stock”) unless the holders of the then outstanding shares of Series A Convertible Preferred Stock shall have received all accrued dividends as contemplated in this paragraph prior to the declaration and payment of a dividend on the Common Stock.  Accumulations on dividends on the Series A Convertible Preferred Stock shall not bear interest.  No cash or property dividends shall be paid on shares of Series A Convertible Preferred Stock except as expressly permitted by this paragraph.

2.             Preference on Liquidation, Dissolution or Winding Up.

(a)           Definition.  A consolidation or merger of the Corporation, a sale or transfer of substantially all of its assets as an entirety, or any purchase or redemption of capital stock of the Corporation of any class, shall not be regarded as a “liquidation, dissolution or winding up of the affairs of the Corporation” within the meaning of this Section 2.

(b)           Preference.  At the conclusion of any proceedings for the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Convertible Preferred Stock shall be entitled to receive cash for each share of Series A Convertible Preferred Stock in an amount equal to the Stated Value, together with all accrued and unpaid dividends on each such share of Series A Convertible Preferred Stock, before any distribution of the assets of the Corporation shall be made to the holders of the outstanding Common Stock, or funds necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Series A Convertible Preferred Stock so as to be and continue to be available therefor.  If upon such liquidation, dissolution or winding up, the assets distributable to the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to them of the Stated Value per share, plus such accrued and unpaid dividends, the assets of the Corporation shall be distributed to the holders of the Series A Convertible Preferred Stock ratably until they shall have received the full amount to which they would otherwise be entitled.  If the assets of the Corporation are sufficient to permit the payment of such amounts to the holders of the Series A Convertible Preferred Stock, the remainder of the assets of the Corporation, if any, after the distributions as aforesaid shall be distributed and divided ratably among the holders of the Common Stock then outstanding according to their respective shares.

3.             Optional Redemption.  The Corporation shall have the right at any time after the issuance of any Series A Convertible Preferred Stock to redeem from the holders thereof, at a redemption price (the “Redemption Price”) of $120.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption (the “Redemption Date”), any or all of the shares of Series A Convertible Preferred Stock then outstanding.  Not less than twenty (20) nor more than sixty (60) days prior to the date fixed for redemption of the Series A Convertible Preferred Stock, notice of such redemption shall be given, either personally or by mail, to each holder of Series A Convertible Preferred Stock.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his/her address as it appears on the stock transfer book of the Corporation, with postage thereon prepaid.  Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the addressee receives the notice.  In no event shall the failure to mail notice, or any defect therein or in the mailing thereof, to any one or more holders of the Series A Convertible Preferred Stock affect the validity of notice duly given to any other holder thereof.  After the giving of any notice of redemption, and prior to the close of business on the tenth day prior to the Redemption Date, the holders of Series A Convertible Preferred Stock may convert the shares called for redemption in accordance with the conversion rights set forth in Section 4 hereof.  In the event that the Corporation at any particular time proposes to redeem fewer than all of the then outstanding shares of Series A Convertible Preferred Stock, the shares of Series A Convertible Preferred Stock to be redeemed shall be selected in such manner that the number of shares of Series A Convertible Preferred Stock (to the nearest full share) to be redeemed from each holder of Series A Convertible Preferred Stock will bear the same proportional relationship to all shares of Series A Convertible Preferred Stock held by such holder as the aggregate number of shares to be redeemed bears to all the shares of Series A Convertible Preferred Stock then outstanding.

On and after the date fixed in such notice as the date of redemption, all rights of the holders of shares of Series A Convertible Preferred Stock so called for redemption as shareholders of the Corporation, except the right to receive the Redemption Price without interest, shall cease and terminate.  The shares so called for redemption shall no longer be deemed outstanding.  At its election, the Corporation may pay in regular course any dividends included in the Redemption Price to the holders of record on the record date fixed for the determination of holders entitled to receive such dividends (in which event, anything herein to the contrary notwithstanding, the Corporation shall not pay such dividends as part of the Redemption Price), or it may pay such dividends as a part of the Redemption Price.  On or before the Redemption Date fixed as aforesaid, the respective holders of record of the Series A Convertible Preferred Stock to be redeemed shall deliver to the Corporation the certificates for the shares to be redeemed.  Such certificates, if required, shall be properly stamped for transfer and duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly executed in blank.  If any holder of Series A Convertible Preferred Stock shall fail to tender his/her shares of Series A Convertible Preferred Stock as provided above, the Corporation shall have the right to cancel said shares upon its books and pay to such shareholder the Redemption Price for such shares. Any such cancelled shares shall for all purposes be considered to have been redeemed as provided herein.

4.             Conversion.

(a)           Optional Conversion.  Subject to and upon compliance with the provisions of this Section 4(a), each holder of shares of Series A Convertible Preferred Stock shall have the right at such holder’s option, at any time prior to the close of business on the tenth day prior to the date fixed for redemption of such shares pursuant to Section 3 hereof, to convert all or any portion of such holder’s shares of Series A Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock.

(i)            Conversion Price.  Each share of Series A Convertible Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock (the “Conversion Rate”) as is determined by dividing the aggregate Stated Value of the shares of Series A Convertible Preferred Stock to be converted, plus accrued and unpaid dividends, by the Conversion Price (as defined below) for the Series A Convertible Preferred Stock in effect on the date of such conversion.  The “Conversion Price” shall be $1.20, subject to appropriate adjustment to equitably adjust for any stock splits, combinations and reclassifications of the Common Stock from the issuance of the Series A Convertible Preferred Stock to the date of conversion.

(ii)           Mechanics of Optional Conversion.  The holder of any shares of Series A Convertible Preferred Stock may exercise the conversion right specified in this Section 4(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert all or a specified portion of the shares represented thereby. Conversion shall be deemed to have been effected on the date when notice of an election to convert and certificates for the shares to be converted are delivered (the “Stock Conversion Date”). As promptly as practicable thereafter the Corporation shall issue and deliver to such holders a certificate or certificates for the number of full shares of Common Stock to which such holders are entitled.  The person in whose name the certificate or certificates of Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Stock Conversion Date.

(iii)          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Convertible Preferred Stock.  Instead of any fractional shares of Common Stock, which would otherwise be issuable upon conversion of any shares of Series A Convertible Preferred Stock, the number of full shares of Common Stock issuable upon conversion thereof shall be rounded down to the closest whole number of shares.

(b)           Required Conversion.  At any time immediately prior to the Corporation transferring all or substantially all of its assets or merging with or into another entity, or upon the expiration of five (5) years from the date of issuance of the Series A Convertible Preferred Stock, the Corporation may, at its option, cause all of the then outstanding shares of Series A Convertible Preferred Stock to convert into Common Stock on the terms set forth in Section 4(a) hereof by delivering notice of such conversion to the holders of Series A Convertible Preferred Stock upon delivery to the Corporation of certificates representing such shares of Series A Convertible Preferred Stock.  The Corporation shall request that each holder of Series A Convertible Preferred Stock deliver the stock certificates representing such Series A Convertible Preferred Stock in exchange for a stock certificate representing the Common Stock receivable upon conversion of the Series A Convertible Preferred Stock, but if the stock certificate representing the Series A Convertible Preferred Stock is not returned to the Corporation, it shall thereafter represent only the Common Stock into which the Series A Convertible Preferred Stock converted.

5.             Voting Rights. Subject to the provisions of Section 6 hereof, the holders of Series A Convertible Preferred Stock shall not be entitled to vote on any matters on which shareholders of the Corporation are entitled to vote, either together with the holders of any class of shares of the Corporation as one class or as a separate class, except to the extent required by law and except for any change to the designations, limitations or relative rights of the shares of the Series A Convertible Preferred Stock.

6.             New Classes of Shares.  In the event that the Corporation desires to create a new class of shares having preferences upon a liquidation, dissolution or winding up of the affairs of the Corporation equal to or superior to the Series A Convertible Preferred Stock, the Corporation must first obtain the consent of the holders of sixty percent (60%) of the Series A Convertible Preferred Stock then outstanding.”

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of this 8th day of March, 2010.

CUBIC ENERGY, INC.

By:	/s/ Jon Ross
Jon Ross, Secretary